Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

We hereby consent to the incorporation by reference in this Registration Statement of MYnd Analytics, Inc. of our report dated December 22, 2016, relating to the consolidated financial statements which appear in the Company's Form 10-K for the year ended September 30, 2016 filed with the Securities and Exchange Commission on December 22, 2016 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

December 30, 2016